Press Release	Source: NowAutoGroup, Inc.

NOWAUTO APPOINTS NEW INVESTOR RELATIONS MANAGER

Tempe, Arizona: NowAuto group, Inc. (OTC: NAUG) today announced it has retained the services of Mr. Randy Humphrey to manage its investor relations efforts. Mr. Humphrey has been involved in the financial services industry for over 20 years, 18 years of which were in the brokerage business. “NowAuto has spent the past couple of years refining its business model and believes it has made strides in building a company that has a solid future” stated CEO Scott Miller. “We understand that our shareholders would benefit from a more concentrated approach to communication.” Randy will be working with our current shareholders as well as help us to cultivate new relationships. We believe that 2007 will be an exciting year and we are glad to have Randy to help us to share it with our shareholders and the investment community.”

Please contact

Randy Humphrey
480-990-0007 or
ir@nowauto.com